Nanophase Technologies Corporation 10-K

Exhibit 21.1

SUBSIDIARY OF NANOPHASE TECHNOLOGIES CORPORATION

(as of December 31, 2017)

Name	Jurisdiction of Formation

Solésence, LLC	Delaware